Exhibit 99.1

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Reports Fourth Quarter and Full Year 2016 Results

Chicago - February 15, 2017 - Equity Commonwealth (NYSE: EQC) today reported financial results for the quarter and year ended December 31, 2016. All per share results are reported on a diluted basis.

Financial results for the quarter ended December 31, 2016
Net income attributable to common shareholders was $10.3 million, or $0.08 per share, for the quarter ended December 31, 2016. This compares to net income attributable to common shareholders of $36.2 million, or $0.28 per share, for the quarter ended December 31, 2015. The decline in net income was primarily due to property sales and losses on asset impairment.

Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts, for the quarter ended December 31, 2016, were $28.1 million, or $0.22 per share. This compares to FFO for the quarter ended December 31, 2015 of $31.8 million, or $0.25 per share.

Normalized FFO was $29.6 million, or $0.23 per share. This compares to Normalized FFO for the quarter ended December 31, 2015 of $34.4 million, or $0.27 per share. The following items impacted Normalized FFO for the quarter ended December 31, 2016, compared to the corresponding 2015 period:

•	($0.18) per share of income from properties sold;

•	$0.04 per share of preferred distribution savings;

•	$0.04 per share of interest expense savings;

•	$0.03 per share of increases in lease termination fees; and

•	$0.02 per share of increases in interest income.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that tend to obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

The weighted average number of diluted common shares outstanding for the quarter ended December 31, 2016 was 126,048,307 shares, compared to 127,492,793 for the quarter ended December 31, 2015.

Same property results for the quarter ended December 31, 2016
The company’s same property portfolio consisted of 33 properties totaling 16.1 million square feet. Operating results were as follows:

•	The same property portfolio was 91.1% leased as of December 31, 2016, compared to 90.8% as of September 30, 2016, and 91.8% as of December 31, 2015.

•	The company entered into leases for approximately 1,411,000 square feet, including renewal leases for approximately 1,190,000 square feet and new leases for approximately 221,000 square feet.

•	GAAP rental rates on new and renewal leases were 20.2% higher compared to prior GAAP rental rates for the same space.

•	Cash rental rates on new and renewal leases were 7.3% higher compared to prior cash rental rates for the same space.

•	Same property NOI increased 13.9% when compared to 2015, which included a $3.7 million increase in lease termination fee income.

•	Same property cash NOI increased 5.1% when compared to 2015.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio includes properties continuously owned from October 1, 2015 through December 31, 2016.

Significant events during the quarter ended December 31, 2016

•	The company converted to an umbrella partnership real estate investment trust, or UPREIT, structure.

•	625 Crane Street, in Aurora, IL, was removed from service and is now designated as a land parcel.

•	The company sold 3 properties totaling 750,000 square feet for a gross sales price of $117.5 million at a weighted average cap rate in the mid-7% range.

•	The company prepaid at par the $167.8 million 5.66% mortgage loan on 1735 Market in Philadelphia, PA on November 10, 2016.

•	The company prepaid at par its $250 million 6.25% senior unsecured notes due June 2017 on December 15, 2016.

•
The company repurchased approximately 1.5 million of its common shares at an average price of $28.81 per share for a total investment of $43.4 million. The company has $106.6 million authorized for future share repurchases.

•	A common distribution was not required and the Board of Trustees determined not to make a distribution in 2016.

Financial results for the year ended December 31, 2016
Net income attributable to common shareholders was $205.3 million, or $1.62 per share, for the year ended December 31, 2016. This compares to net income attributable to common shareholders of $71.9 million, or $0.56 per share, for the quarter ended December 31, 2015. The increase in net income was primarily due to an increase in gains from property sales.

FFO for the year ended December 31, 2016, was $143.7 million, or $1.13 per share. This compares to FFO for the year ended December 31, 2015 of $198.7 million, or $1.53 per share.

Normalized FFO was $149.4 million, or $1.18 per share. This compares to Normalized FFO for the year ended December 31, 2015 of $220.6 million, or $1.70 per share. The following items impacted Normalized FFO for the quarter ended December 31, 2016, compared to the corresponding 2015 period:

•	($0.81) per share of income from properties sold;

•	$0.18 per share of interest expense savings; and

•	$0.08 per share of preferred distribution savings.

The weighted average number of diluted common shares outstanding for the year ended December 31, 2016 was 126,767,628 shares, compared to 129,436,642 for the year ended December 31, 2015.

Same property results for the year ended December 31, 2016

•	The company entered into leases for approximately 3,163,000 square feet, including renewal leases for approximately 2,299,000 square feet and new leases for approximately 864,000 square feet.

•	GAAP rental rates on new and renewal leases were 11.2% higher compared to prior GAAP rental rates for the same space.

•	Cash rental rates on new and renewal leases were 0.4% higher compared to prior cash rental rates for the same space.

•	Same property NOI increased 3.0% when compared to 2015.

•	Same property cash NOI decreased 2.7% when compared to 2015.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio includes properties continuously owned from January 1, 2015 through December 31, 2016.

Significant events during the year ended December 31, 2016

•
The company sold 30 properties totaling 7,973,000 square feet for a gross sales price of $1.3 billion at a weighted average cap rate in the high 6% range. Proceeds after credits for rent abatements and contractual lease costs were $1.2 billion.

•	The company repaid $556.9 mm of debt with a weighted average coupon of 6.1%.

•	The company redeemed all $275 million of its outstanding 7.25% Series E Cumulative Redeemable Preferred Shares.

•	The company purchased a $400 million interest rate cap with a LIBOR strike price of 2.50% through March 1, 2019.

•	The company repurchased 2,491,675 of its common shares at an average price of $27.68 per share, for a total investment of $69.0 million.

Subsequent Events

•
The company closed on the sale of 111 Market Place, a 589,380 square foot property in Baltimore, MD, for a gross sale price of $60.1 million. Proceeds from the sale were $44.1 million net of credits for contractual lease costs, capital and rent abatements.

•	The company currently has 8 properties totaling 3.5 million square feet in various stages of the sale process.

Earnings Conference Call & Supplemental Data
Equity Commonwealth will host a conference call to discuss fourth quarter and full year results on Thursday, February 16, 2017, at 9:00 A.M. CST. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s Fourth Quarter 2016 Supplemental Operating and Financial Data is available for download on the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties throughout the United States. EQC’s portfolio is comprised of 32 properties and 15.5 million square feet.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to the marketing the company’s properties for sale, consummating asset sales and identifying future investment opportunities. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect the company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the company’s actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in the company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Contact:
Sarah Byrnes, Investor Relations
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	December 31, 2016	December 31, 2015
ASSETS
Real estate properties:
Land	$286,186	$389,410
Buildings and improvements	2,570,704	3,497,942
	2,856,890	3,887,352
Accumulated depreciation	(755,255)	(898,939)
	2,101,635	2,988,413
Acquired real estate leases, net	48,281	88,760
Cash and cash equivalents	2,094,674	1,802,729
Restricted cash	6,532	32,245
Rents receivable, net of allowance for doubtful accounts of $5,105 and $7,715, respectively	152,031	174,676
Other assets, net	122,922	144,341
Total assets	$4,526,075	$5,231,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$—	$—
Senior unsecured debt, net	1,063,950	1,450,606
Mortgage notes payable, net	77,717	246,510
Accounts payable and accrued expenses	95,395	123,587
Assumed real estate lease obligations, net	1,946	4,296
Rent collected in advance	18,460	27,340
Security deposits	8,160	10,338
Total liabilities	$1,265,628	$1,862,677

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 4,915,196 shares issued and outstanding, respectively, aggregate liquidation preference of $122,880	$119,263	$119,263
Series E preferred shares; 7 1/4% cumulative redeemable on or after May 15, 2016; 0 and 11,000,000 shares issued and outstanding, respectively, aggregate liquidation preference $0 and $275,000, respectively	—	265,391
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 123,994,465 and 126,349,914 shares issued and outstanding, respectively	1,240	1,263
Additional paid in capital	4,363,177	4,414,611
Cumulative net income	2,566,603	2,333,709
Cumulative other comprehensive loss	(208)	(3,687)
Cumulative common distributions	(3,111,868)	(3,111,868)
Cumulative preferred distributions	(677,760)	(650,195)
Total shareholders’ equity	$3,260,447	$3,368,487
Total liabilities and shareholders’ equity	$4,526,075	$5,231,164

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues
Rental income	$84,726	$113,254	$409,071	$570,382
Tenant reimbursements and other income	18,820	25,680	91,609	144,509
Total revenues	$103,546	$138,934	$500,680	$714,891

Expenses:
Operating expenses	$42,742	$63,820	$200,706	$324,948
Depreciation and amortization	29,040	37,143	131,806	194,001
General and administrative	11,490	13,739	50,256	57,457
Loss on asset impairment	14,740	—	58,476	17,162
Total expenses	$98,012	$114,702	$441,244	$593,568

Operating income	$5,534	$24,232	$59,436	$121,323

Interest and other income	3,147	1,176	10,331	5,989
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $845, $1,005, $3,725, and $1,028, respectively)	(19,255)	(24,390)	(84,329)	(107,316)
(Loss) gain on early extinguishment of debt	(2,562)	550	(2,680)	6,661
Foreign currency exchange gain (loss)	—	96	(5)	(8,857)
Gain on sale of properties, net	25,676	41,468	250,886	84,421
Income before income taxes	12,540	43,132	233,639	102,221
Income tax (expense) benefit	(280)	13	(745)	(2,364)
Net income	$12,260	$43,145	$232,894	$99,857
Preferred distributions	(1,997)	(6,981)	(17,956)	(27,924)
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	(9,609)	—
Net income attributable to Equity Commonwealth common shareholders	$10,263	$36,164	$205,329	$71,933

Weighted average common shares outstanding — basic (2)	125,021	126,350	125,474	128,621
Weighted average common shares outstanding — diluted (2)	126,048	127,493	126,768	129,437

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$0.08	$0.29	$1.64	$0.56
Diluted	$0.08	$0.28	$1.62	$0.56

(1)
On May 15, 2016, we redeemed all of our 11,000,000 outstanding series E preferred shares at a price of $25.00 per share, for a total of $275.0 million, plus any accrued and unpaid dividends. The redemption payment occurred on May 16, 2016 (the first business day following the redemption date). We recorded $9.6 million related to the excess fair value of consideration paid over the carrying value of the preferred shares as a reduction to net income attributable to Equity Commonwealth common shareholders for the twelve months ended December 31, 2016.

(2)
As of December 31, 2016, we had granted RSUs to certain employees, officers, and the Chairman of the Board of Trustees.  The RSUs are equity awards that contain both service and market-based vesting components.  None of the RSUs have vested. If the market-based vesting component was measured as of December 31, 2016, and 2015, 1,027 and 1,143 common shares would be issued to the RSU holders, respectively. Using a weighted average basis, 1,027 and 1,143 common shares are reflected in diluted earnings per common share, diluted FFO per common share, and diluted Normalized FFO per common share for the three months ended December 31, 2016 and 2015, respectively, and 1,294 and 816 common shares are reflected in these measures for the year ended December 31, 2016 and 2015 respectively.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Calculation of FFO
Net income	$12,260	$43,145	$232,894	$99,857
Real estate depreciation and amortization	28,750	37,143	130,765	194,001
Loss on asset impairment	14,740	—	58,476	17,162
Gain on sale of properties, net	(25,676)	(41,468)	(250,886)	(84,421)
FFO attributable to Equity Commonwealth	30,074	38,820	171,249	226,599
Preferred distributions	(1,997)	(6,981)	(17,956)	(27,924)
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	(9,609)	—
FFO attributable to EQC Common Shareholders	$28,077	$31,839	$143,684	$198,675

Calculation of Normalized FFO
FFO attributable to EQC common shareholders	$28,077	$31,839	$143,684	$198,675
Lease value amortization	661	1,482	6,531	7,515
Straight line rent adjustments	(1,699)	(1,744)	(14,083)	(5,328)
Loss (gain) on early extinguishment of debt	2,562	(550)	2,680	(6,661)
Minimum cash rent from direct financing lease (2)	—	1,355	—	7,451
Interest earned from direct financing lease	—	(51)	—	(407)
Shareholder litigation and transition related expenses (3)	—	2,138	999	10,869
Transition services fee	—	66	—	2,679
Gain on sale of securities	—	—	—	(3,080)
Foreign currency exchange (gain) loss	—	(96)	5	8,857
Excess fair value of consideration paid over carrying value of preferred shares (1)	—	—	9,609	—
Normalized FFO attributable to EQC Common Shareholders	$29,601	$34,439	$149,425	$220,570

Weighted average common shares outstanding -- basic (4)	125,021	126,350	125,474	128,621
Weighted average common shares outstanding -- diluted (4)	126,048	127,493	126,768	129,437
FFO attributable to EQC common shareholders per share -- basic	$0.22	$0.25	$1.15	$1.54
FFO attributable to EQC common shareholders per share -- diluted	$0.22	$0.25	$1.13	$1.53
Normalized FFO attributable to EQC common shareholders per share -- basic	$0.24	$0.27	$1.19	$1.71
Normalized FFO attributable to EQC common shareholders per share -- diluted	$0.23	$0.27	$1.18	$1.70

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(amounts in thousands, except per share data)

(1)
On May 15, 2016, we redeemed all of our 11,000,000 outstanding series E preferred shares at a price of $25.00 per share, for a total of $275.0 million, plus any accrued and unpaid dividends. The redemption payment occurred on May 16, 2016 (the first business day following the redemption date). We recorded $9.6 million related to the excess fair value of consideration paid over the carrying value of the preferred shares as a reduction to FFO attributable to Equity Commonwealth common shareholders for the year ended December 31, 2016.

(2)
Amounts relate to contractual cash payments (including management fees) from one tenant at Arizona Center. Arizona Center was sold during the fourth quarter of 2015. Our calculation of Normalized FFO reflects the cash payments received from this tenant. The terms of this tenant's lease required us to classify the lease as a direct financing (or capital) lease. As such, the revenue recognized on a GAAP basis within our condensed consolidated statements of operations was $(281) for the three months ended December 31, 2015, and $98 for the year ended December 31, 2015.

(3)
Shareholder litigation and transition related expenses within general and administrative for the year ended December 31, 2016 is primarily related to the shareholder-approved liability for the reimbursement of expenses incurred by Related/Corvex since February 2013 in connection with their consent solicitations to remove the former Trustees, elect the new Board of Trustees and engage in related litigation. Approximately $16.7 million was reimbursed to Related/Corvex during 2014, and in August 2016 and 2015, we reimbursed $8.2 million and $8.4 million, respectively, to Related/Corvex under the terms of the shareholder-approved agreement. As of December 31, 2016, there is no future obligation to pay any amounts under the shareholder-approved agreement to Related/Corvex. No shareholder litigation related expenses were incurred during 2016.

(4)
As of December 31, 2016, we had granted RSUs to certain employees, officers, and the Chairman of the Board of Trustees.  The RSUs are equity awards that contain both service and market-based vesting components.  None of the RSUs have vested. If the market-based vesting component was measured as of December 31, 2016, and 2015, 1,027 and 1,143 common shares would be issued to the RSU holders, respectively. Using a weighted average basis, 1,027 and 1,143 common shares are reflected in diluted earnings per common share, diluted FFO per common share, and diluted Normalized FFO per common share for the three months ended December 31, 2016 and 2015, respectively, and 1,294 and 816 common shares are reflected in these measures for the year ended December 31, 2016 and 2015 respectively.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and our portion of these items related to equity investees and noncontrolling interests.  Our calculation of Normalized FFO differs from NAREIT’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period.  FFO and Normalized FFO are supplemental non-GAAP financial measures. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, net income attributable to Equity Commonwealth common shareholders, operating income and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, net income attributable to Equity Commonwealth common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(amounts in thousands)

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental income	$84,726	$113,254	$409,071	$570,382
Tenant reimbursements and other income	18,820	25,680	91,609	144,509
Operating expenses	(42,742)	(63,820)	(200,706)	(324,948)
NOI	$60,804	$75,114	$299,974	$389,943
Straight line rent adjustments	(1,699)	(1,744)	(14,083)	(5,328)
Lease value amortization	661	1,482	6,531	7,515
Lease termination fees	(3,803)	(309)	(23,372)	(8,184)
Cash Basis NOI	$55,963	$74,543	$269,050	$383,946
Cash Basis NOI from non-same properties (1)	(1,126)	(22,348)	(50,139)	(159,027)
Same Property Cash Basis NOI	$54,837	$52,195	$218,911	$224,919
Non-cash rental and termination income from same properties	4,750	102	14,737	1,822
Same Property NOI	$59,587	$52,297	$233,648	$226,741

Reconciliation of Same Property NOI to GAAP Operating Income:
Same Property NOI	$59,587	$52,297	$233,648	$226,741
Non-cash rental and termination income from same properties	(4,750)	(102)	(14,737)	(1,822)
Same Property Cash Basis NOI	$54,837	$52,195	$218,911	$224,919
Cash Basis NOI from non-same properties (1)	1,126	22,348	50,139	159,027
Cash Basis NOI	$55,963	$74,543	$269,050	$383,946
Straight line rent adjustments	1,699	1,744	14,083	5,328
Lease value amortization	(661)	(1,482)	(6,531)	(7,515)
Lease termination fees	3,803	309	23,372	8,184
NOI	$60,804	$75,114	$299,974	$389,943
Depreciation and amortization	(29,040)	(37,143)	(131,806)	(194,001)
General and administrative	(11,490)	(13,739)	(50,256)	(57,457)
Loss on asset impairment	(14,740)	—	(58,476)	(17,162)
Operating Income	$5,534	$24,232	$59,436	$121,323

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of properties disposed.

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight line rent adjustments, lease value amortization, and lease termination fees. The quarter-to-date same property versions of these measures include the results of properties continuously owned from October 1, 2015 through December 31, 2016. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2015 through December 31, 2016. Land parcels and properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures.

We consider these supplemental non-GAAP financial measures to be appropriate supplemental measures to net income because they help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income, net income attributable to Equity Commonwealth common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.